Etsy, Inc. Reports First Quarter 2016 Financial Results
Reiterates 2016 and 3-Year Guidance

Brooklyn, NY - May 3, 2016 - Etsy, Inc. (NASDAQ: ETSY), a marketplace where people around the world connect, both online and offline, to make, sell and buy unique goods, today announced financial results for its first quarter 2016, ended March 31, 2016.

“Our financial results in the first quarter were driven by our strong execution,” said Chad Dickerson, Etsy, Inc. CEO and Chair. “We supported 1.6 million active sellers and 25.0 million active buyers, who together generated nearly $630 million in GMS. The second quarter is also off to an exciting start with the launch of our newest high-impact seller service, Pattern by Etsy, and a host of other products and seller tools that we believe will build long-term value for our community. We are as committed as ever to our vision of reimagining commerce and are looking forward to a productive year.”

First Quarter 2016 Financial Summary
(in thousands, unaudited)

	Three Months Ended March 31,		% Growth Y/Y
	2015	2016

GMS	$531,915	$629,853	18.4%
Revenue	$58,543	$81,847	39.8%
Marketplace revenue	$30,151	$35,730	18.5%
Seller Services revenue	$27,279	$43,533	59.6%
Adjusted EBITDA	$6,673	$14,751	121.1%

Active sellers	1,428	1,603	12.3%
Active buyers	20,837	25,027	20.1%
Percent mobile visits	59%	63%	400	bps
Percent mobile GMS	43%	47%	400	bps
Percent international GMS	30.5%	30.3%	(20) bps

For information about how we define these metrics, see our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 1, 2016.

First Quarter 2016 Operational Highlights

GMS was $629.9 million, up 18.4% compared with the first quarter of 2015. On a currency-neutral basis (excluding the direct impact of currency translation on GMS from goods that are not listed in U.S. dollars) GMS growth in the first quarter of 2016 would have been 19.1% or approximately 0.7 percentage points higher than the as-reported 18.4% growth. We believe that weaker local currencies in key international markets continued to have an indirect impact on international buyer behavior and GMS growth by dampening the demand for U.S. dollar-denominated goods. As we begin to anniversary the major gains of the U.S. dollar against global currencies it is increasingly difficult to estimate the indirect impact of currency exchange rates on international buyer behavior and GMS growth. We believe, however, that the continued year-over-year decline of GMS between international buyers and U.S. sellers, which was down approximately 11% year-over-year in the first quarter, is indicative of the ongoing impact of currency valuation. In contrast, excluding our French marketplace ALM, GMS from international buyers making purchases from sellers in their own country grew approximately 56% year-over-year during the first quarter of 2016.

Growth in GMS was supported by 12.3% year-over-year growth in active sellers and 20.1% year-over-year growth in active buyers. Percent mobile visits was approximately 63% compared with approximately 59% in the first quarter of 2015 and approximately 61% in the fourth quarter of 2015. Percent mobile GMS was slightly more than 47% compared with approximately 43% in the first quarter of 2015 and approximately 44% in the fourth quarter of 2015. Continuing the trend we've seen for multiple quarters, mobile visits once again grew faster than desktop visits and, once again, we narrowed the gap between mobile visits and mobile GMS. Further supporting this trend was our strong year-over-year growth in mobile app and mobile web GMS, which each grew faster than desktop GMS during the first quarter.

We saw percent international GMS begin to stabilize in the first quarter of 2016 and we continue to believe that we can grow international GMS, over time, to represent 50% of our total GMS. We believe currency exchange rates contributed to the slight year-over-year decline in percent international GMS, which was 30.3% in the first quarter of 2016. Percent international GMS was 30.5% in the first quarter of last year and 29.2% in the fourth quarter of 2015.

Recent Launch Highlights:

During the first quarter and the month of April we launched a new seller service as well as several new products and seller tools. Highlights include:

•
Pattern by Etsy, our newest paid seller service that we launched in April. Pattern enables Etsy sellers to create their own custom websites in minutes and leverage all the hard work they've already put into their Etsy shops. Pattern will help Etsy sellers address a fundamental pain point, the need to market and promote their businesses, and allow them to spend more time on the creative aspects of their shops.

•
Shop Home, a product we launched in April that brings a new modern look and feel to Etsy on each shop's landing page. We've redesigned shops on Etsy, making them more customizable and mobile friendly, providing a consistent shop experience to Etsy buyers regardless of what device they use. This new product gives Etsy sellers more creative control over the look and feel of their shops and allows them to highlight their brands within the Etsy marketplace.

•
Shop Videos, a new seller tool launched in January that enables Etsy sellers to record, edit and upload videos about themselves and their shops directly from the Etsy app. We believe this tool will encourage Etsy sellers to share their inspirational stories with Etsy buyers and allow our community to connect and engage in new ways.

First Quarter 2016 Financial Highlights

Total revenue was $81.8 million, up 39.8% year-over-year, driven by growth in both Marketplace and Seller Services revenue. Marketplace revenue grew 18.5%, primarily due to growth in transaction fee revenue and, to a lesser extent, growth in listing fee revenue. Seller Services revenue grew 59.6% year-over-year and was driven primarily by revenue growth in Direct Checkout, which continued to benefit from the integration of PayPal. Seller Services revenue also benefited from robust growth in revenue from Promoted Listings and Shipping Labels. All three of our Seller Services continued to grow faster than Marketplace revenue in the first quarter. We also recognized $1.7 million of gift card funds from our third-party service provider in Other revenue during the first quarter, reflecting a portion of accumulated unused gift cards.

Gross profit for the first quarter was $53.9 million, up 42.6% year-over-year, and gross margin was 65.9%, up 130 bps compared with 64.6% in the first quarter of 2015. Gross profit grew faster than revenue in the first quarter because of the leverage we achieved in technology infrastructure and employee-related costs and because of the gift card revenue, which carries a high incremental margin.

Total operating expenses were $47.2 million in the first quarter, up 10.5% year-over-year, and represented 57.6% of revenue, down from 72.9% of revenue in the first quarter of 2015. The favorable year-over-year comparison was partially driven by the $3.2 million one-time charitable contribution that we made to Etsy.org in the first quarter of 2015. Excluding this expense, total operating expenses would have grown 19.4%, a significantly slower pace of growth than our revenue growth.

During the first quarter, we began to gain leverage in our marketing expenses, which grew more slowly than revenue. Marketing expenses grew 29.8% year-over-year and were primarily driven by growth in digital marketing expenses focused on product listing ads and affiliate marketing campaigns and employee-related expenses.

Product development expenses grew 22.2% year-over-year, primarily due to higher employee-related expenses. G&A expenses decreased 6.8% year-over-year. Excluding the $3.2 million one-time charitable contribution to Etsy.org in the first quarter of 2015, G&A expense growth would have been 10.5% in the first quarter of 2016, driven by increased professional services spend and rent expense related to new office locations. Finally regarding G&A expenses, we also benefited from a mark-to-market adjustment that lowered our stock-based compensation expense (related to the acquisition of ALM) compared with the first quarter of 2015.

Non-GAAP Adjusted EBITDA for the first quarter was $14.8 million and grew 121.1% year-over-year. Non-GAAP Adjusted EBITDA margin was 18.0%, up 660 bps year-over-year. Non-GAAP Adjusted EBITDA performance was impacted by leverage in employee related costs, the previously mentioned high incremental margin gift card revenue and leverage in marketing spend. In the second quarter, we expect to accelerate the pace of hiring and do not expect to realize a significant gift card revenue benefit; both of these factors will impact our Adjusted EBITDA performance.

Net income for the first quarter of 2016 was $1.2 million, compared with a $36.6 million net loss in the first quarter of 2015. Etsy’s net income in the first quarter of 2016 was impacted by a foreign exchange gain and our income tax provision. We recorded $8.1 million of foreign exchange gain in the first quarter of 2016 largely made up of a non-cash currency gain. We also recorded a $13.6 million tax provision in the first quarter of 2016 primarily driven by non-cash charges.

Net cash provided by operating activities was $1.8 million in the first quarter of 2016 compared with $8.9 million in the first quarter of 2015. The decrease in net cash provided by operating activities for the quarter was mainly due to the timing of payments to certain vendors. During the first quarter of 2016, we invested approximately $10 million in the build-out of our new Brooklyn headquarters. As planned, we intend to invest up to a total of $50 million in build-out costs.

Cash, marketable securities and short- and long-term investments were $281.7 million as of March 31, 2016.

Financial Guidance

We are reiterating the 2016 and 3-year guidance we previously provided as well as the key drivers of our expected performance during these time periods. We continue to believe that over the next three years we can deliver solid revenue growth and achieve leverage in our cost structure to expand our margins:

	2016-2018 CAGR Range	2016 Guidance
GMS Growth	13-17%	Mid-point of range
Revenue Growth	20-25%	High end of the range
Gross Margin (by end of 2018)	Mid 60s (%)	64-65%
Adjusted EBITDA Margin (by end of 2018)	High teens (%)	10-11%

•	We anticipate that the key factors impacting revenue and GMS growth over the next three years will include:

◦	Further narrowing of the gap between mobile visits and mobile GMS

◦	Stable percent international GMS, assuming that currency remains stable compared to average levels in December 2015

◦	Continued revenue growth in our existing seller services, driven by both adoption and product enhancements

◦	Modest contributions from new product launches and seller services, including recently developed products and tools, and Pattern by Etsy, which we launched early in the second quarter of this year

•	We anticipate that the key factors impacting our gross margin forecast over the next three years will include:

◦	Continued revenue growth from our existing seller services, driven by both adoption and product enhancements

◦	The impact from new seller services, including Pattern by Etsy

•	We also expect to gain leverage in our operating cost structure over the next three years, particularly within marketing spend:

◦
In 2016, we expect marketing expense as a percent of revenue to decline, but that overall operating expenses as a percent of revenue will increase driven by expenses associated with our new headquarters and with Sarbanes-Oxley compliance.

◦
As planned, we expect to complete construction and move into our new Brooklyn headquarters in the second quarter of 2016. Our headquarters is subject to build-to-suit accounting and, therefore, we will not recognize rent expense once we move. Instead, we expect to recognize incremental depreciation and interest expense of between $1 and $2 million in the second quarter.  After the second quarter, we expect to record an average of $3 million in depreciation and interest expense per quarter for the duration of our lease.

•	Finally, from an Adjusted EBITDA margin perspective, we expect to reach a high teens range by the end of 2018.

◦
During the second quarter we expect to accelerate our pace of hiring and marketing spend compared with the first quarter of 2016 and do not expect to benefit from a significant amount of gift card revenue, which carries a high incremental margin.

◦
Based upon these factors, we anticipate second quarter Adjusted EBITDA margins to be in the 6-7% range. In recent years, we have recorded the lowest level Adjusted EBITDA margins in the second and third quarters of the year.

Webcast and Conference Call Replay Information

Etsy will host a webcast to discuss these results at 5:30 p.m. ET today. To access the live webcast, please visit the Etsy Investor Relations website, investors.etsy.com and go to the Investor Events section.

A replay will be available following the live webcast and may be accessed on the same website. A telephonic replay will also be available through midnight ET on May 17, 2016 at (855) 859-2056 or (404) 537-3406; conference ID 92990682.

About Etsy

Etsy is a marketplace where millions of people around the world connect, both online and offline, to make, sell and buy unique goods. The Etsy community includes creative entrepreneurs who sell on our platform, thoughtful consumers looking to buy unique goods in our marketplace, retailers and manufacturers who partner with Etsy sellers to help them grow their businesses and Etsy employees who maintain our platform and nurture our ecosystem. Our mission is to reimagine commerce in ways that build a more fulfilling and lasting world, and we’re committed to using the power of business to strengthen communities and empower people.

Etsy was founded in 2005 and is headquartered in Brooklyn, New York.

Investor Relations Contact:
Etsy, Jennifer Beugelmans, ir@etsy.com

Media Relations Contact:
Etsy, Kelly Clausen, press@etsy.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include information related to our possible or assumed future results of operations and expenses, our financial guidance, our mission, business strategies and plans, business environment and future growth. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as "anticipates," “believes,” “expects,” “may,” “plans,” “will,” “intends,” or similar expressions and the negatives of those terms.

Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include (i) our history of operating losses; (ii) the fluctuation of our quarterly operating results; (iii) adherence to our values and our focus on long-term sustainability, which may negatively influence our short- or medium-term financial performance; (iv) the importance to our success of the trustworthiness of our marketplace and the connections within our community; (v) our ability to expand successfully into markets outside of the United States; (vi) increases in our marketing efforts to help grow our business, which may not be effective at attracting and retaining Etsy sellers and Etsy buyers; (vii) our payments system, which depends on third-party providers and is subject to evolving laws and regulations; (viii) our ability to add new members to our community, grow our ecosystem and open new sales channels for Etsy sellers; (ix) our ability to develop new offerings to respond to the changing needs of Etsy sellers and Etsy buyers; (x) the effectiveness of our mobile solutions for Etsy sellers and Etsy buyers; and (xi) our ability to compete effectively. These risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015.

Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update these forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	As of December 31, 2015	As of March 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	$271,244	$158,381
Short-term investments	21,620	111,297
Accounts receivable, net	20,275	19,249
Prepaid and other current assets	9,521	9,092
Deferred tax charge—current	17,132	17,132
Funds receivable and seller accounts	19,262	25,461
Total current assets	359,054	340,612
Restricted cash	5,341	5,341
Property and equipment, net	105,021	116,480
Goodwill	27,752	28,642
Intangible assets, net	2,871	2,416
Deferred tax charge—net of current portion	51,396	41,903
Long-term investments	—	12,061
Other assets	1,626	1,721
Total assets	$553,061	$549,176
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,382	$13,571
Accrued expenses	31,253	22,905
Capital lease obligations—current	5,610	6,019
Funds payable and amounts due to sellers	19,262	25,461
Deferred revenue	4,712	5,036
Other current liabilities	4,903	4,367
Total current liabilities	80,122	77,359
Capital lease obligations—net of current portion	7,571	6,789
Deferred tax liabilities	61,420	61,419
Facility financing obligation	51,804	51,804
Other liabilities	21,646	22,274
Total liabilities	222,563	219,645
Total stockholders’ equity	330,498	329,531
Total liabilities and stockholders’ equity	$553,061	$549,176

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands except share and per share data, unaudited)

	Three Months Ended March 31,
	2015	2016

Revenue	$58,543	$81,847
Cost of revenue	20,709	27,911
Gross profit	37,834	53,936
Operating expenses:
Marketing	12,210	15,847
Product development	10,009	12,230
General and administrative	20,457	19,076
Total operating expenses	42,676	47,153
(Loss) income from operations	(4,842)	6,783
Total other (expense) income	(21,019)	8,023
(Loss) income before income taxes	(25,861)	14,806
Provision for income taxes	(10,725)	(13,614)
Net (loss) income	$(36,586)	$1,192
Net (loss) income per share—basic and diluted	$(0.84)	$0.01

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Three Months Ended March 31,
	2015	2016

Cash flows from operating activities
Net (loss) income	$(36,586)	$1,192
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Stock-based compensation expense	2,133	2,581
Stock-based compensation expense-acquisitions	1,841	656
Contribution of stock to Etsy.org	3,200	—
Depreciation and amortization expense	4,341	4,731
Bad debt expense	767	341
Foreign exchange loss (gain)	20,853	(8,120)
Amortization of debt issuance costs	31	45
Interest on marketable securities	—	(258)
Net unrealized gain on warrant and other liabilities	(12)	—
Loss on disposal of assets	332	492
Amortization of deferred tax charge	7,918	9,493
Excess tax benefit from exercise of stock options	(2,472)	(1,034)
Changes in operating assets and liabilities	6,549	(8,333)
Net cash provided by operating activities	8,895	1,786
Cash flows from investing activities
Purchases of property and equipment	(1,852)	(10,870)
Development of internal-use software	(2,428)	(2,168)
Purchases of marketable securities	(5,400)	(108,289)
Sales of marketable securities	3,055	6,901
Net cash used in investing activities	(6,625)	(114,426)
Cash flows from financing activities
Proceeds from exercise of stock options	1,188	1,223
Excess tax benefit from the exercise of stock options	2,472	1,034
Payments on capitalized lease obligations	(503)	(1,355)
Deferred payments on acquisition of business	—	(649)
Payments relating to public offering	(1,482)	—
Net cash provided by financing activities	1,675	253
Effect of exchange rate changes on cash	(2,865)	(476)
Net increase (decrease) in cash and cash equivalents	1,080	(112,863)
Cash and cash equivalents at beginning of period	69,659	271,244
Cash and cash equivalents at end of period	$70,739	$158,381

Use of Non-GAAP Financial Measures

In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net (loss) income adjusted to exclude: interest and other non-operating expense, net; provision for income taxes; depreciation and amortization; stock-based compensation expense; net unrealized gain on warrant and other liabilities; foreign exchange loss (gain); and contributions to Etsy.org. Following is a reconciliation of Adjusted EBITDA to net (loss) income, the most directly comparable GAAP financial measure.
We have included Adjusted EBITDA in this press release because it is a key measure used by our management and board of directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platform. We believe that Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our business as it removes the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not consider the impact of stock-based compensation expense or changes in the fair value of warrants;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•	Adjusted EBITDA does not consider the impact of foreign exchange loss (gain);

•	Adjusted EBITDA does not reflect other non-operating expenses, net of other non-operating income, including net interest expense (income);

•	Adjusted EBITDA does not reflect the impact of our contributions to Etsy.org; and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net (loss) income and our other GAAP results.

Etsy is not able, at this time, to provide GAAP targets for net income margin for 2016 and 2016-2018 because of the difficulty of estimating certain items that are excluded from non-GAAP adjusted EBITDA margin, including interest expense, net, provision for income taxes, depreciation and amortization, stock-based compensation expense, foreign exchange loss, other non-operating expense, net, contributions to Etsy.org and acquisition-related expenses, the effect of which may be significant.

Reconciliation of Net (Loss) Income to Non-GAAP Adjusted EBITDA
(in thousands, unaudited)

	Three Months Ended March 31,
	2015	2016

Net (loss) income	$(36,586)	$1,192
Excluding:
Interest and other non-operating expense, net	178	97
Provision for income taxes	10,725	13,614
Depreciation and amortization	4,341	4,731
Stock-based compensation expense (1)	2,133	2,581
Stock-based compensation expense—acquisitions (1)	1,841	656
Net unrealized gain on warrant and other liabilities	(12)	—
Foreign exchange loss (gain)	20,853	(8,120)
Contribution to Etsy.org (2)	3,200	—
Adjusted EBITDA	$6,673	$14,751

(1) Total stock-based compensation expense included in the consolidated statements of operations is as follows (in thousands):

	Three Months Ended March 31,
	2015	2016

Cost of revenue	$408	$200
Marketing	103	178
Product development	544	857
General and administrative	2,919	2,002
Total stock-based compensation expense	$3,974	$3,237

(2) Etsy made a one-time contribution of 188,235 shares of common stock totaling $3.2 million to Etsy.org during the first quarter of 2015.